Exhibit 3(b)

[LOGO OF THE MONY GROUP]

MONY Securities Corporation 1740 Broadway, 9th Floor New York, New York 10019	Form 35533 (4/02)

BROKER-DEALER SUPERVISORY AND SALES AGREEMENT

AGREEMENT made by and between MONY Securities Corporation (“MSC”), a wholly-owned subsidiary of MONY Life Insurance Company (“MONY”) and (“Broker Dealer”), based upon the following premises and mutual promises.

I.	PREMISES

A.	MSC is a registered Broker-Dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, a member of the National Association of Securities Dealers (“NASD”) and the principal underwriter of certain variable universal life insurance policies (“Contracts”) and certain flexible payment variable annuity policies (“Contracts”) which are deemed to be securities under the Securities Act of 1933 and which are registered under the Investment Company Act of 1940 and issued by MONY or MONY Life Insurance Company of America (“MONY America”) which have previously authorized MSC to act as principal underwriter for the Contracts.

B.	Broker-Dealer is a registered broker-dealer with the SEC under the Securities Exchange Act of 1934 and a member of the NASD.

C.	MSC proposes to have Broker-Dealer’s registered representatives (“Representative(s)”), who are also insurance agents, solicit and sell the Contracts;

D.	MSC wishes to appoint Broker-Dealer as a distributor of the Contracts and to agree with Broker-Dealer that Broker-Dealer shall be responsible for the training and supervision of its Representative(s) with respect to the solicitation and offer or sale of any of the Contracts and also for the training and supervision of any other “persons associated” with Broker-Dealer who are engaged directly or indirectly therewith.

II.	APPOINTMENT OF BROKER-DEALER

A.	MSC hereby appoints Broker-Dealer, as a distributor to supervise solicitations for and sales of the Contracts by Broker-Dealer’s Representative(s).

III.	AUTHORITIES AND DUTIES OF BROKER-DEALER

A.	CONTRACTS: The Contract(s) to which this Agreement applies is listed in Schedule 1 attached hereto. This Schedule may be amended from time to time by MSC according to paragraph I of Section V below. MSC in its sole discretion and without notice to Broker-Dealer may suspend sales of any Contract(s) or may amend any policies or riders evidencing such Contract(s).

B.	LICENSING: Broker-Dealer shall, at all times when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and NASD and licensed or registered as a securities broker-dealer in the states and other local jurisdictions that require such licensing or registration in connection with variable insurance and annuity sales activities or the supervision of registered representatives who perform such activities in the respective location(s).

Broker-Dealer shall assist MSC, MONY and MONY America in the appointment of Representative(s) to sell those Contracts. Broker-Dealer shall fulfill all requirements set forth in the General Letter of Recommendation, attached hereto as Exhibit A and made part hereof, in conjunction with the submission of licensing/appointment papers for all applicants as insurance agents of MONY and/or MONY America. All such licensing/appointment papers shall be submitted to MSC by Broker-Dealer for prior written approval.

C.	SECURING APPLICATIONS: All applications for Contracts shall be made on application forms supplied by MONY or MONY America and all payments collected by Broker-Dealer or any Representative of Broker-Dealer shall be remitted promptly and in full, together with such application forms and any other required documentation, directly to MONY or MONY America at the address indicated on such application or to such other address as MONY or MONY America may, from time to time, designate in writing. Broker-Dealer shall review all such applications for completeness. Checks and money orders in payment on any such Contract shall be drawn to the order of MONY Life Insurance Company or MONY Life Insurance Company of America. All applications are subject to acceptance or rejection by MONY or MONY America, in its sole discretion.

D.	FUNDS RECEIVED BY BROKER-DEALER: All funds payable in connection with any of the Contracts, whether as premium, or otherwise, and whether paid by or on behalf of any purchaser or policyholder, are the property of MONY or MONY America and shall be transmitted immediately in accordance with the administrative procedures of MONY or MONY America without any deduction or offset for any reason, including by example, but not limitation, any deduction or offset for compensation claimed by Broker-Dealer.

E.	SUPERVISION OF REPRESENTATIVES: Broker-Dealer shall have full responsibility for the training and supervision of any and all Representatives associated with it who are engaged directly or indirectly in the offer or sale of the Contracts, and all such persons shall be subject to the control of Broker-Dealer with respect to such persons’ securities regulated activities in connection with the Contracts. Broker-Dealer will cause such Representatives to be trained in the sale of the Contracts; will use its best efforts to cause such Representatives to qualify under applicable federal and state laws to engage in the sale of the Contracts; will cause such Representatives to be registered representatives of Broker-Dealer before such Representatives engage in the solicitation of applications for the Contracts; and will cause such Representatives to limit solicitation of applications for the Contracts to jurisdictions where MSC has authorized solicitation. Broker-Dealer shall cause such Representative’s qualifications to be certified to the satisfaction of MSC and shall notify MSC if any Representative ceases to be a registered representative of Broker-Dealer.

F.	HOLD HARMLESS AGREEMENT:

(i)	Broker-Dealer

(a) Broker-Dealer hereby agrees, at its own expense, to hold harmless and defend MONY, MONY America, and MSC against any and all claims by Broker-Dealer’s Representatives or former Representatives relating to compensation of any kind, including but not limited to commissions, which under this Agreement is payable to the Broker-Dealer and not to any such Representative.

(b) Broker-Dealer shall indemnify and hold harmless MSC, MONY and MONY America, its officers, directors, employees and controlling persons from and against any damages, losses, liabilities, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and court costs) or causes of action asserted by anyone, resulting from any act or omission of Broker-Dealer, its Representatives, or any associated person or agent in connection with the solicitation, offer, sale, servicing or administration of the Contracts, or resulting from any breach or failure to perform any covenant, warranty or agreement made or undertaken by Broker-Dealer hereunder.

(ii) MSC, MONY, MONY America

MSC, MONY and MONY America shall indemnify and hold harmless Broker-Dealer, its officers, directors, employees and controlling persons from and against any damages, losses, liabilities, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and court costs) or causes of action asserted by anyone, resulting from any act or omission of MSC, MONY or MONY America, in connection with the solicitation, offer, sale, servicing or administration of the Contracts, or resulting from any breach or failure to perform any covenant, warranty or agreement made or undertaken by MSC, MONY or MONY America hereunder.

G.	COMPLIANCE WITH NASD RULES OF FAIR PRACTICE AND FEDERAL AND STATE SECURITIES LAWS: Broker-Dealer shall fully comply with the requirements of the National Association of Securities Dealers, Inc. and of the Securities Exchange Act of 1934 and all other applicable federal and state laws and will establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the Representatives. Upon request by MSC, Broker-Dealer shall furnish such appropriate records as may be necessary to establish such diligent supervision.

H.	SUITABILITY: Broker-Dealer and Representatives shall be solely responsible for conducting suitability determinations in connection with solicitation and sale of the Contracts. Broker-Dealer shall have full responsibility for supervision of any and all Representatives associated with it who are engaged directly or indirectly in the offer or sale of the Contracts to ensure that its representatives conduct suitability determinations in accordance with applicable federal and state laws.

I.	PRIVACY: In performing the obligations arising under the Agreement, Broker-Dealer will have access to and receive nonpublic personal information about consumers seeking or obtaining Contracts and related services hereunder, including without limitation information (i) furnished by a consumer in order to receive a Contract, (ii) about a consumer resulting from any transaction involving a Contract, (iii) otherwise obtained about a consumer in connection with providing a Contract or related service, or (iv) derived from information referred to in subsections (i)-(iii) above that is not publicly available, (collectively “Nonpublic Personal Information”). Broker-Dealer shall only use Nonpublic Personal Information as necessary to carry out the purposes for which such Nonpublic Personal Information was disclosed pursuant to the Agreement and only as necessary to perform its obligations under the Agreement. In connection therewith, Broker-Dealer covenants, warrants and represents that it will at all times maintain the confidentiality of Nonpublic Personal Information, and that it will not disclose Nonpublic Personal Information to a third party other than (i) to carry out Broker-Dealer’s obligations under the Agreement, (ii) at the direction of or with the consent of the consumer from whom the Nonpublic Personal Information has been received, (iii) to comply with Federal State, or local laws, rules and other applicable legal requirements, (iv) to comply with a properly authorized civil, criminal or regulatory investigation, or subpoena or summons by Federal, State or local authorities, or (v) to respond to judicial process or government regulatory authorities having jurisdiction over Broker-Dealer, MSC, MONY America or MONY for examination, compliance or other purposes authorized by law. If Broker-Dealer discloses the Nonpublic Personal Information to a third party in order to perform the obligations under the Agreement, Broker-Dealer will require the third party to agree to and observe the confidentiality standards set forth herein. Broker-Dealer further represents, warrants and covenants that it will maintain throughout the term of this Agreement, procedures to safeguard the security and confidentiality of Nonpublic Personal Information in compliance with federal and state privacy laws.

J.	NOTICE OF REPRESENTATIVES’ NONCOMPLIANCE: In the event a Representative fails or refuses to submit to supervision of Broker-Dealer or otherwise fails to meet the rules and standards imposed by Broker-Dealer on its Representative, Broker-Dealer shall certify such fact to MSC and shall immediately notify such Representative that he or she is no longer authorized to sell the Contracts, and Broker-Dealer shall take whatever additional action may be necessary to terminate the sales activities of such Representative relating to the Contracts.

K.	PROSPECTUSES, SALES PROMOTION MATERIAL AND ADVERTISING: Broker-Dealer shall be provided, without expense to Broker-Dealer, with prospectuses relating to the Contracts and such other material as MSC shall determine to be necessary or desirable for use in connection with sales of the Contracts. No sales promotion materials or any other advertising relating to the Contracts shall be used by Broker-Dealer unless the specific item has been approved in writing by MSC.

L.	RIGHT OF REJECTION: Either Broker-Dealer or MONY or MONY America, each in its sole discretion, may reject any application(s) or payment(s) remitted by Representative and may refund an applicant’s payments to the applicant. In the event such refunds are made, and if Broker-Dealer and/or Representative have/has received compensation based on an applicant’s payment that is refunded, Representative or Broker-Dealer, as the case may be, shall promptly repay MONY or MONY America. If repayment is not promptly made, MONY or MONY America at its sole option may deduct any amounts due it from Broker-Dealer from future compensation otherwise payable to Broker-Dealer.

M.	ASSIGNMENT: Neither this Agreement nor any of its benefits may be assigned by Broker-Dealer or its Representative without the written consent of MSC and any assignment of this Agreement, compensation or other benefits or obligations hereunder shall not be valid if made without such written consent. Such written consent must be executed by any officer at the level of Vice President or higher.

N.	OTHER BROKER-DEALERS: Broker-Dealer may, with the written consent of MSC, enter into agreements with other broker-dealers which are registered with the SEC under the Securities Exchange Act of 1934 and members of the NASD under which such other broker-dealers may be appointed as distributors to supervise solicitation for and sales of the Contracts, provided, however, that Broker-Dealer and or, such other broker-dealer shall enter into a Broker-Dealer Supervisor and Sales Agreement substantially in the form of this Agreement.

IV.	COMPENSATION

A.	COMMISSIONS: Commissions payable in connection with the Contracts shall be payable in accordance with the Schedule(s) included in the MONY or MONY America Compensation Agreement and made part hereof and shall be paid by MONY or MONY America to Broker-Dealer which shall pay the person(s) entitled thereto as provided in any agreement between Broker-Dealer and Representative(s). These commissions will be paid as a percentage of premiums received in cash and accepted by MONY or MONY America on applications obtained by the Representative(s) of Broker-Dealer, provided a policy is issued, delivered to and accepted by the applicant. Upon termination of this Agreement, all compensation shall cease. The provisions of this paragraph A of this Section IV. shall survive termination of this Agreement.

B.	PROHIBITION AGAINST REBATES AND REPLACEMENTS: If Broker-Dealer, or any Representative of Broker-Dealer, shall rebate or offer to rebate all or any part of a payment on a product issued by MONY or MONY America, or if Broker-Dealer, or any Representative of Broker-Dealer, shall withhold any payment on any product issued by MONY or MONY America, the same may be grounds for termination of this Agreement by MSC, by MONY or by MONY America, for cause. If Broker-Dealer, or any Representative of Broker-Dealer, shall at any time induce or endeavor to induce any premium payer of any product issued hereunder to discontinue paying premiums or to relinquish any such policy except under circumstances where there are reasonable grounds for believing the policy is not suitable for such person, any and all compensation due Broker-Dealer hereunder shall cease and terminate.

C.	INDEBTEDNESS: Nothing in this Agreement shall be construed as giving Broker-Dealer the right to incur any indebtedness on behalf of MSC, MONY, or MONY America.

V.	GENERAL PROVISIONS

A.	WAIVER: Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the other conditions, which shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B.	INDEPENDENT CONTRACTORS: The parties hereto agree that Broker-Dealer and its Representative(s) are independent contractors with respect to MSC, MONY, and MONY America.

C.	LIMITATIONS: No party other than MONY or MONY America shall have the authority to make, alter, or discharge any Contract issued by MONY or MONY America or to waive any lapse or to grant, permit, or extend the time of making any payments; or to guarantee dividends; or to alter the forms which MONY or MONY America may prescribe or substitute other forms in place of those prescribed by MONY or MONY America; or to enter into any proceeding in a court of law or before a regulatory agency or board of arbitration in the name of or on behalf of MONY or MONY America.

D.	FIDELITY BOND: Broker-Dealer represents that all directors, officers, employees and Representatives of Broker-Dealer who are licensed pursuant to this Agreement as MONY and/or MONY America agents for state insurance law purposes, or who have access to funds including but not limited to funds submitted with applications for the Contract(s) or funds being returned to owners, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at Broker-Dealer’s expense. Such bond shall be, at least, of the form, type and amount required under the NASD Rules of Fair Practice. MONY, MONY America, or MSC may require evidence satisfactory to it, in its sole discretion that such coverage is in force and Broker-Dealer hereby agrees to give prompt written notice to MONY and MONY America and MSC of any notice of cancellation or change of coverage.

Broker-Dealer hereby agrees to assign any proceeds received from the fidelity bonding company to MONY or MONY America to the extent of MONY’s or MONY America’s loss due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, Broker-Dealer shall promptly pay MONY or MONY America such amount on demand and Broker-Dealer hereby indemnifies and holds harmless MSC, MONY or

MONY America from any such deficiency and from the costs of collection thereof, including reasonable attorney’s fees. MONY, MONY America or MSC may deduct any deficiency from any and all funds it may be holding or may receive on behalf of Broker-Dealer.

E.	BINDING EFFECT: This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns, subject to paragraph M of Section III above.

F.	REGULATIONS: All parties hereto agree to observe and comply with the existing laws and rules and regulations of applicable local, state, and federal regulatory authorities and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted.

G.	NOTICES: All notices or communications shall be sent to the address shown in paragraph M of Section V of this Agreement or to such other address as the party may request by giving prior written notice to all other parties, thirty (30) business days in advance.

H.	GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the state of New York.

I.	AMENDMENT OF AGREEMENT: MSC, MONY and MONY America each reserves the right to amend this Agreement at any time. The submission of an application by a Representative of Broker-Dealer after written notice of any such amendment has been sent to Broker-Dealer or any of its Representatives shall constitute agreement to any such amendment.

J.	SALES PROMOTION MATERIALS AND ADVERTISING: Neither Broker-Dealer nor any of its Representatives shall print, publish or distribute any advertisement, circular or any document relating to the Contracts or relating to MSC unless such advertisement, circular or document shall have been approved prior to distribution and in writing by MSC and by MONY or MONY America including but not limited to material referred to in paragraph I of Section III above. Notwithstanding the provisions of the preceding sentence, nothing herein shall prohibit Broker-Dealer from advertising variable universal life insurance and mutual funds in general or on a generic basis.

K.	TRADEMARKS: Except for the purposes of this Agreement, Broker-Dealer and its Representatives may not use or exploit MONY names, marks, logos, copyrights and other proprietary property (collectively “MONY Property”) for any purpose without the prior written consent of MONY. Under no circumstances may Broker-Dealer or its Representatives modify, alter or remove MONY Property or accompanying notices from any sales promotional or advertising materials used in connection with this Agreement. MONY shall at all times retain exclusive right, title and interest in and to all MONY Property and no rights of ownership are transferred, assigned or otherwise conveyed to Broker-Dealer or its Representatives by reason of this Agreement or otherwise.

L.	TERMINATION: This Agreement may be terminated, without cause, by either party upon thirty (30) business days prior written notice and may be terminated, for cause, by either party effective immediately upon receipt of such written notice. This Agreement shall be deemed terminated if Broker-Dealer shall cease to be a registered broker-dealer under the Securities Exchange Act of 1934 or cease to be a member of NASD.

M.	ADDRESS OF NOTICES

MSC

MONY Securities Corporation

1740 Broadway

New York, NY 10019

Attn: Phillip P. D’Ambrisi, President & CEO

Tel. (212) 708-2878

MONY

MONY Life Insurance Company

1740 Broadway

New York, New York 10019

Attn: John Norton, Assistant Vice President—Compliance

Tel. (212) 708-3365

MONY America

MONY Life Insurance Company of America

1740 Broadway

New York, New York 10019

Attn: John Norton, Assistant Vice President—Compliance

Tel. (212) 708-3365

Broker Dealer

M.	EFFECTIVE DATE

This Agreement shall be effective as of the              day of                         2003.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

MONY SECURITIES CORPORATION

By:

Title:

Print Name:

BROKER-DEALER

By:

Title:

Print Name:

EXHIBIT A

General Letter of Recommendation

Broker-Dealer hereby certifies to MSC that all the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as agents of MONY or MONY America submitted by Broker-Dealer. Broker-Dealer will, upon request, forward proof of compliance with the same to MSC in a timely manner.

1.	We have made a thorough and diligent inquiry and investigation relative to each applicant’s identity, residence, business reputation, and criminal background and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as an agent for MONY or MONY America and to hold himself or herself out in good faith to the general public. We vouch for each applicant.

2.	We have on file a U-4 Form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative. The above information in our files indicated no fact or condition which would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

3.	We certify that all educational requirements have been met for the specific state in which each applicant is requesting a license, and that all such persons have fulfilled the appropriate examination, education and training requirements.

4.	If the applicant is required to submit his picture, his signature, and securities registration in the state in which he is applying for a license, we certify that those items forwarded to MSC are those of the applicant and the securities registration is a true copy of the original.

5.	We hereby warrant that the applicant is not applying for a license with MONY or MONY America in order to place insurance chiefly and solely on his life or property; lives of his relatives, or liability of his associate.

6.	We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.

7.	We will not permit any applicant to transact insurance as an agent until duly licensed therefore. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.

IN WITNESS WHEREOF, the party hereto has caused this Letter to be duly executed.

BROKER-DEALER

By:

Title:

Print Name:

SCHEDULE 1

List of Contracts

All life and annuity contracts authorized for sale in the jurisdiction(s) in which the Broker-Dealer does business as specified by MONY or MONY America.

SCHEDULE 2

COMPENSATION

See MONY or MONY America Compensation Agreement for Schedule(s)

SCHEDULE 3

INSURANCE BROKER

The Insurance Broker(s) named in the Broker-Dealer Supervisory and Sales Agreement is: